Letter Agreement with Atlas, Pearlman, Trop & Borkson, P.A.
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                           WHITESTONE INDUSTRIES, INC.
                      19200 Von Karman Avenue - Suite 500
                                Irvine, CA 92715

                                October 1, 1996

James M. Schneider, Esq.
Atlas, Pearlman, Trop & Borkson, P.A.
200 East Las Olas Boulevard, Suite 1900
Fort Lauderdale, Florida 33301

      Re: Whitestone Industries, Inc. (the "Company'")

Dear Mr. Schneider.

       As of September 30, 1996, the Company has incurred legal fees and related costs of $20,736, for services rendered to the Company since the time of the acquisition of Golden Bear Entertainment Corp. by the Company at the conclusion of 1995. Previously, we had discussed the circumstance that Atlas, Pearlman, Trop & Borkson, P.A. would be given the opportunity to elect to receive cash or common stock of the Company in satisfaction of legal services rendered and to be rendered on behalf of the Company. At the present time, we are in the process of finalizing a funding which would provide the Company with critical funds required for the expansion of the operations of the Company. Accordingly, we wish to offer the opportunity to your firm to elect to receive either 50,000 shares of Common Stock or a cash payment in satisfaction of the above obligation.

      Please advise us as to your determination in this matter.

                                         Very truly yours,

                                         WHITESTONE INDUSTRIES. INC.

                                         By: /s/Donald Yu
                                             --------------------------
                                                Donald Yu, President

       On behalf of the firm I wish to express our determination to accept the 50,000 shares of common stock of the Company. Inasmuch as the stock is restricted securities but is intended to be the subject of an S-8 Registration Statement, we would be willing to value the stock at 90% of the fair market value and an amount in excess of the aforementioned obligation would be applied to future charges incurred by the firm on behalf of the Company.

                                         ATLAS, PEARLMAN, TROP & BORKSON, P.A.

                                         By: /s/ James M. Schneider
                                            ---------------------------
                                                  Partner